                                                                    Exhibit 10.1

                      Employment Letter for Michael Carey

August 8, 2002

Mr. Michael Carey
406 Tideway Drive
Alameda, CA 94501

Dear Michael:

I am pleased to extend the offer to you to join ON Technology as Vice President, Americas Field Operations. The Americas are defined as North America, Central America and South America, including the Caribbean region, Bermuda and Hawaii. In this role, you will report directly to me and be responsible for the Americas sales, marketing, channel and business development, inside sales/lead generation, pre-sales technical services, post sales technical services and customer technical training services. Your start date will be September 16, 2002 and you agree to move to the Boston Metro area no later than March 31, 2003.

The starting base salary is $210,000 annually, earned and payable at the semi-monthly rate of $8,750. You will be eligible to earn a management bonus equal to 66.7% of your base salary. You will also be eligible to participate in ON Technology's benefit programs, as outlined in the enclosed summary.

Because you will be joining ON Technology mid-year, your 2002 potential bonus will be prorated for the portion of the year worked. Your performance for 2002 incentive calculation purposes will be measured against FY2002 Financial Targets and mutually agreed to MBO's for Q4 2002. Measurement weight assigned for Q4 will be 70% financial targets and 30% MBO's. Attached to this Agreement as Attachment No. 1 is a 2002 Pro Forma compensation plan that reflects the plan as if you had worked for the entire year. As mentioned previously, your 2002 potential prorated bonus will be based upon the Q4 plan.

If ON Technology terminates your employment other than for cause (as defined in Section 7 of the ON Technology Corporation Relocation Plan that is attached to this Agreement as Attachment No. 2), disability or death prior to a change of control (as defined below), you will be entitled to a cash payment equal to any accrued, earned or deferred salary and benefits as of the date of termination, plus a prorated amount of your quarterly target bonus, plus 25% of your then current annual base salary and 25% of your total annual target bonus. You will also be entitled to continue to receive your then-current benefits for the lesser of three months or until such benefits are available from a subsequent employer on at least as favorable terms and you shall be credited with three months post termination for the purposes of determining eligibility for retiree benefits, if any.

If ON Technology or its successor terminates your employment other than for cause (as defined in Section 7 of the ON Technology Corporation Relocation Plan that is attached to this Agreement as Attachment No. 2), disability or death within one year of a change of control, you will receive any accrued, earned or deferred salary and benefits as of the date of termination plus your then current annual base salary and total target bonus. You will also be entitled to continue to receive your then current benefits for the lesser of twelve months or until such benefits are available from a subsequent employer on at least as favorable terms and you shall be credited with twelve months post termination for the purposes of determining eligibility for retiree benefits, if any.

For purposes of this Agreement, "change in control" means an acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns 50% or more of either (i) the then-outstanding shares of common stock of the Company or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors.

If at any time you voluntarily terminate your employment with the Company, or if your employment terminates because of your death or disability, then the Company shall pay you (or your estate), in a lump sum in cash within 30 days after the date of termination, the sum of (A) your base salary through the date of termination, (B) any previously earned bonus payments, and (C) the amount of any compensation previously deferred by you (together with any accrued interest or earnings thereon) and any accrued vacation pay, in the case of each of clause
(A), (B), and (C) above to the extent not previously paid.

If at any time ON Technology terminates your employment for cause (as defined in Section 7 of the ON Technology Corporation Relocation Plan that is attached to this Agreement as Attachment No. 2), then the Company shall pay you in a lump sum in cash within 30 days after the date of termination, the sum of (A) your base salary through the date of termination, and (B) the amount of any compensation previously deferred by you (together with any accrued interest or earnings thereon) and any accrued vacation pay, in the case of each of clause
(A) and (B) above to the extent not previously paid.

ON Technology will reimburse you for relocation expenses according to the ON Technology Corporation Relocation Plan (see Attachment No. 2) and will provide your spouse with a comprehensive six-month job search assistance program that will begin at Carrolyn's convenience.

At the next Board of Directors meeting, we will recommend that the Board of Directors approve a grant to you of an option to purchase 150,000 shares of ON Technology Corporation common stock. The exercise price of all the options will be the closing price of ON Technology common stock on the day before the Board of Directors meeting. The options will be subject to the terms and conditions of ON Technology's 2002 Employee and Consultant Stock Option Plan. The options will vest in accordance with the standard four-year vesting schedule, except as described below. ON will grant you incentive stock options to the greatest extent permitted by IRS regulations. If the Americas organization attains its budgeted fourth quarter revenue target, then 25,000 of the shares granted under the option will vest on December 31, 2002. In addition, if the Americas sales organization attains its 2002 revenue target of $14 million, at the next Board of Directors meeting following year-end, we will recommend that you be granted an option to purchase 25,000 shares of ON Technology common stock. The exercise price of any such options will be the closing price of ON Technology common stock on the day before the Board of Directors meeting.

You represent that you are not bound by any employment contracts, non-competition agreements, restrictive covenants or other restrictions preventing you from entering into this agreement or carrying out your responsibilities for the Company.

This offer is contingent upon ON Technology performing usual and customary reference checks as well as execution of ON's standard confidentiality agreement, which is attached to this Agreement as Attachment No. 3.

Also enclosed is an Employment Eligibility Verification (Form I-9), which must be completed in order to comply with federal immigration law.

Michael, I am looking forward to your acceptance of our offer to join ON Technology. I believe you will strengthen our team substantially as well as play a key role in the continuation of our success. To indicate your acceptance of our offer, please return a signed copy of this letter to Alicia Barry, our Human Resources Representative, along with the above referenced documents. In the meantime, if you have any questions, please do not hesitate to call me at (781) 487-3387.

Very truly yours,



Robert Doretti
Chairman, President & CEO
ON Technology Corporation


Accepted: __________________________________              Date: _____________
          Michael Carey

                                  ATTACHMENT 1

THIS SCHEDULE IS INTENTIALLY LEFT BLANK

                                  ATTACHMENT 2

                            ON TECHNOLOGY CORPORATION
                                 RELOCATION PLAN

1. Home Purchase Costs

The following incurred closing costs shall be reimbursed for the purchase of your new home in the Boston Metro area, provided they are customary and reasonable.

a.   Appraisal Fee
b.   Property survey
c.   Credit report
d.   Title search and title insurance
e.   Mortgage recording tax and filing fee
f.   Buyer's attorney fee and/or required lender's attorney fee
g.   State or local sales or transfer taxes
h.   Engineering, radon, termite, well and/or septic inspection
i.   Up to 2 points on loan origination fees not to exceed $5,000.00

2. Expenses of Moving Household Goods

The Company will pay for the transportation of reasonable and customary household articles from your principal place of residence to the new location. Non-household articles including unusually large items, extremely valuable items or items that require special handling or which incur additional charges will not be considered part of these expenses unless pre-approved by the Company prior to the move. The following will be covered:

a.   Packing and unpacking
b.   Cartage
c.   Storage, if necessary, not to exceed 60 days
d. Disconnection and installation of moved appliances and services (e.g. cable TV, stoves, refrigerators, telephone, room air conditioners). Only actual and reasonable expenses for services utilized in the former residence will be reimbursed.

3. House-Hunting Trip

The Company will finance one trip, not to exceed five days, to be used as a house-hunting trip for you and your spouse. Contact with a broker should be established if appropriate and other housing possibilities should be explored prior to the visit. The Company will pay for lodging and meal reimbursement will be on a per diem basis of $40 per person per day. If necessary, the Company will provide a second trip on terms to be determined.

4. Temporary Living Expenses

The Company will provide reimbursement for lodging for the employee for a period of 90 days from the date that your job duties require you to work in Massachusetts. Such reimbursement does not include the cost of meals, laundry or entertainment. You will be expected to find lodging, if applicable, that charges the reasonable and customary rate for extended business lodging.

5. Car Lease

The Company will provide reimbursement up to $700.00 per month for a car lease for a period of 90 days from the date that your job duties require you to work in Massachusetts.

6. Home Sale Expenses

The Company will pay the following incurred expenses in connection with the sale of your current home:
     a. reasonable and customary broker's commission for the area, not to exceed 5% of the sale price
     b. seller's attorney fee
     c. mortgage satisfaction fee
     d. mortgage prepayment penalty
     e. state or local sales or transfer taxes

7. Repayment Agreement

I agree to and understand the following:

     You agree that, in the event of your termination of employment with ON Technology on a voluntary basis or by ON Technology for cause (for definition see below) within one (1) calendar year following the date of relocation, you will reimburse ON Technology for all such costs and expenses covered by this agreement less 1/12 for each full month worked. Such reimbursement is to be made prior to or at the time of termination. You further agree that and instruct ON

     Technology to withhold from your final wages any or all of the amount to be repaid to ON Technology.

     For purposes of this agreement, "cause" shall mean any of the following as determined by us, which determination shall be conclusive: (i) failure or habitual neglect by you in the performance of your duties; (ii) willful refusal or failure by you to comply with explicit, lawful directives of your supervisor, the Company or its officers and Board of Directors given in good faith; (iii) your conviction of a criminal felony; (iv) fraud or embezzlement by you involving the assets of the Company or other material misappropriation of the Company's assets or funds; or (v) willful misconduct, illegal conduct or acts of bad faith by you with respect to the Company.